UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2005

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 23, 2005, Seattle Genetics, Inc. (the “Company”) announced the retirement of Tim J. Carroll as the Company’s Chief Financial Officer. Mr. Carroll has served as the Company’s CFO since 2000 and will continue to serve as a consultant to the Company for a four (4) month transition period. The Company entered into a Consulting and Severance Agreement (the “Consulting Agreement”) with Mr. Carroll on August 22, 2005. The Consulting Agreement is filed with this report as Exhibit 10.1 and its contents are incorporated by reference into this Item 1.01. The material terms and conditions of the Consulting Agreement are summarized in Item 5.02 below and the content of such summary is incorporated into this Item 1.01 by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 23, 2005, the Company announced the appointment of Todd E. Simpson, age 44, as the Company’s Chief Financial Officer effective as of October 4, 2005. Since October 2001, Mr. Simpson has served as Vice President, Finance and Administration and Chief Financial Officer of Targeted Genetics, a biotechnology company. From January 1996 to October 2001, Mr. Simpson served as Vice President, Finance and Administration and CFO of Aastrom Biosciences, Inc., a biotechnology company. From August 1995 to December 1995, he served as Treasurer of Integra LifeSciences Corporation, a biotechnology company, which acquired Telios Pharmaceuticals, Inc., in August 1995. From 1992 until its acquisition by Integra, he served as Vice President of Finance and CFO of Telios and in various other finance-related positions. Mr. Simpson is a certified public accountant, and from 1983 to 1992 he practiced public accounting with the firm of Ernst & Young LLP.

Mr. Simpson and the Company have entered into an offer letter that sets out certain terms that will be included in a definitive employment agreement to be entered into by the Company and Mr. Simpson at a later date. Upon commencement of his employment, Mr. Simpson will also enter into an indemnification agreement with the Company. Pursuant to the offer letter, Mr. Simpson’s base salary will be $260,000 annually and he will be eligible to receive an annual bonus at an incentive target of thirty percent (30%) of his base salary. Mr. Simpson will receive a bonus of $20,000 payable upon commencement of his employment and $25,000 payable upon the six (6) month anniversary of his commencement date. Mr. Simpson will also receive an option to purchase 250,000 shares of the Company’s common stock at fair market value on the date of grant with a four (4) year vesting period, subject to Mr. Simpson’s continued employment with the Company and the terms of the Company’s 1998 Stock Option Plan. If Mr. Simpson’s employment is terminated by the Company without cause or he resigns due to a reduction of his duties or compensation after a change in control of the Company, Mr. Simpson will be entitled to twelve (12) months of base salary, pro-rated bonuses and health benefits continuation. Additionally, Mr. Simpson will be entitled to receive acceleration of the vesting of his outstanding stock options under certain circumstances. Mr. Simpson and the Company have not engaged in any other transactions other than the offer letter, the terms of which are described above. A copy of the press release announcing Mr. Simpson’s appointment is attached as Exhibit 99.1.

On August 22, 2005, the Company and Tim J. Carroll entered into the Consulting Agreement in connection with his retirement as the Company’s CFO effective as of October 3, 2005. Pursuant to the Consulting Agreement, Mr. Carroll will serve as a full-time consultant receiving his full base salary for three (3) months until January 3, 2006 and then will serve as a consultant on a part-time basis receiving fifty percent (50%) of his base salary for one (1) month until February 3, 2006. He will also receive a bonus for the year 2005 equal to thirty percent (30%) of his base salary, payable upon the Company’s payment of other 2005 executive officer bonuses. In addition, Mr. Carroll’s options to purchase shares of the Company’s common stock will continue to vest through the period he is providing consulting services to the Company. The Company will also pay COBRA benefits through May 30, 2006 for Mr. Carroll. The Consulting Agreement is filed with this report as Exhibit 10.1 and its contents are incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Consulting and Severance Agreement by and between the Company and Tim J. Carroll dated August 22, 2005.

99.1	Press Release of Seattle Genetics, Inc. dated August 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: August 23, 2005	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Consulting and Severance Agreement by and between the Company and Tim J. Carroll dated August 22, 2005.

99.1	Press Release of Seattle Genetics, Inc. dated August 23, 2005.